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EXHIBIT 10.33

Option No.

No. of Shares

GARDENBURGER, INC.
DIRECTORS' NONQUALIFIED STOCK OPTION AND
NONQUALIFIED STOCK OPTION AGREEMENT

    This Directors' Nonqualified Stock Option is granted and this Nonqualified Stock Option Agreement (the "Agreement") is executed by and between Gardenburger, Inc., an Oregon corporation (the "Company"), and            (the "Optionee"), effective            , 20      .

RECITALS

    A.  The Company has duly adopted that certain Gardenburger, Inc., 2001 Stock Incentive Plan, a copy of which is attached hereto as Exhibit A (the "Plan").

    B.  The Plan provides for the Executive Personnel and Compensation Committee of the Company's Board of Directors (the "Committee") to have the authority to grant Nonqualified stock options (referred to in the Plan as "NQOs") to a non-employee Director of the Company, as specified under Article 3.3 of the Plan.

    C.  The Optionee was a non-employee Director as of the date first set forth above and is therefore entitled to receive this Nonqualified stock option under the Plan.

NOW, THEREFORE, THE COMPANY AND THE OPTIONEE COVENANT AND AGREE AS FOLLOWS:

    1.  Number of Shares Subject to Option and Option Price.  The Company hereby grants to the Optionee a Nonqualified stock option (the "Option") to purchase from the Company            shares of the no par value common stock of the Company (the "Common Stock") at an exercise price of $      per share. The Option is exercisable upon the terms and conditions contained herein.

    2.  Additional Terms of the Option.  Subject to the provisions of Paragraph 3 below, the Option shall have the following terms:

      2.1 Effective Date—The "Effective Date" of the grant of the Option shall be the date first set forth above.

      2.2 Vesting—

        •  The option is initially unexercisable;

        •  The option will become fully "Vested" (i.e., exercisable) on the anniversary of the grant date provided the participant continues to serve as a director for such one-year period; and

        •  Upon a participant's ceasing to be a director, the option will remain exercisable (only to the extent it had already become exercisable as of the date the participant left the board) for 90 days after the participant ceases to be a director.

      2.3 Expiration—Unless the Option is terminated earlier as provided in Section 2.2, the Option shall expire on the tenth anniversary of the Effective Date (the "Expiration Date").

      2.4 Restrictions on Exercise—To the extent vested, the Option may be exercised in whole or in part at any time and from time to time prior to the Expiration Date; provided, however, that any such exercise shall cover a whole number of shares.

    3.  Incorporation By Reference of the terms and Conditions of the Plan.  The terms and conditions of this Option shall be subject to all of the terms and conditions of the Plan, which terms and conditions are expressly incorporated by reference into this Agreement to the same extent and with the same effect as if such terms and conditions were set forth herein. In the event of a conflict or inconsistency between the terms and conditions set forth in this Agreement and the terms and conditions of the Plan, those of the Plan shall control.

    4.  Exercise of the Option; Delivery of Certificates.

      4.1 The Option may be exercised (using one of the forms of payment described on the form of Notice of Exercise attached to this Agreement as Exhibit B) by (1) delivery to the Company of a Notice of Exercise substantially in the form of Exhibit B attached hereto specifying the number of shares of Common Stock for which the exercise is to be effective, (2) tendering full payment of the Option Price for such shares, and (3) tendering to the Company, or otherwise making arrangements satisfactory to the Company, of any amounts that the Company determines must be withheld for federal and state income tax purposes as the result of the exercise of the Option and the issuance of shares hereunder.

      4.2 Within a reasonable time after its receipt of the Optionee's Notice of Exercise, the Company shall deliver to the Optionee, if the Optionee elects to purchase the option and transfer the option into Common Stock, a certificate for the shares of Common Stock for which exercise of the Option was effective.

      4.3 Within a reasonable time after its receipt of the Optionee's Notice of Exercise, if the Optionee elects to sell the Option and cause a cashless transaction to occur, the Company shall deliver to the Optionee a receipt for the cashless transaction and a summary of the Optionee's stock options available after the sale.

    5.  Transferability of the Option.  The Option is transferable only in accordance with Section 6.5(d) of the Plan.

    6.  Warranties and Representations of the Optionee.  By executing this Agreement, the Optionee accepts the Option and agrees to be bound by all of the terms of this Agreement and the Plan. In addition, the Optionee acknowledges that exercise of the Option and the sale of the shares of Common Stock acquired upon exercise thereof may have tax implications for which the Optionee should seek individual advice from his or her own tax counselor or advisor.

    7.  Indemnification by the Optionee.  The Optionee agrees to indemnify and hold the Company harmless from any loss or damage, including attorney's fees or other legal expenses, incurred in the defense or payment of any such claim against the Company resulting from a breach by the Optionee of the representations, warranties or provisions contained in this Agreement.

    8.  No Right to Continued Relationship.  Nothing herein shall confer upon the Optionee the right to continue as a Director of the Company, nor affect any right, which the Company may have to terminate its relationship with the Optionee.

    9.  Rights as Shareholders.  The Optionee shall have no rights as a shareholder of the Company on account of the Option nor on account of shares of Common Stock subject hereto until such time as the Company shall have issued and delivered stock certificates to the Optionee.

    10.  Further Assurances.  From time to time and upon request by the Company, the Optionee agrees to execute such additional documents as the Company may reasonably require in order to effect the purposes of the Plan and this Agreement.

    11.  Binding Effect.  This Agreement shall be binding upon the Optionee and the Optionee's heirs, successors and assigns, including the qualified successor of the Optionee.

    12.  Waivers/Modifications.  No waivers, alterations or modifications of this Agreement shall be valid unless in writing and duly executed by the party against whom enforcement of such waiver, alteration or modification is sought. The failure of any party to enforce any of its rights against the other party for breach of any of the terms of this Agreement shall not be construed a waiver of such rights as to any continued or subsequent breach.

    13.  Governing Law.  This Agreement shall be governed by the laws of the State of Oregon.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

GARDENBURGER, INC.:		OPTIONEE:
By

	Ronald C. Kesselman, Chair Stock Based Awards Committee	[Name]

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GARDENBURGER, INC. DIRECTORS' NONQUALIFIED STOCK OPTION AND NONQUALIFIED STOCK OPTION AGREEMENT